Exhibit 99.1

Netlist Reports Third Quarter 2022 Results

IRVINE, CALIFORNIA, October 27, 2022 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the third quarter ended October 1, 2022.

Third Quarter 2022 Highlights:

•	Net product sales increased by 29% to $34.4 million compared to $26.7 million for last year’s quarter.
•	Year-to-date net product sales more than doubled to $140.0 million compared to $66.0 million for the prior year period.

“Netlist delivered double digit revenue gains from the year ago quarter and continues to execute on both its product and licensing strategies,” said Chief Executive Officer, C.K. Hong. “However, the quarterly results reflect the impact of the current over-supplied environment, which is expected to continue into 2023.”

Net product sales for the third quarter ended October 1, 2022 were $34.4 million, compared to net product sales of $26.7 million for the third quarter ended October 2, 2021. Product gross profit for the third quarter ended October 1, 2022 was $2.2 million, compared to a product gross profit of $2.5 million for the third quarter ended October 2, 2021.

Net product sales for the nine months ended October 1, 2022 were $140.0 million, compared to net product sales of $66.0 million for the nine months ended October 2, 2021. Product gross profit for the nine months ended October 1, 2022 was $10.3 million, compared to a product gross profit of $6.9 million for the nine months ended October 2, 2021.

Net loss for the third quarter ended October 1, 2022 was ($9.6) million, or ($0.04) per share, compared to a net loss in the prior year period of ($10.7) million, or ($0.05) per share. These results include stock-based compensation expense of $0.9 million and $0.4 million for the quarters ended October 1, 2022 and October 2, 2021, respectively.

Net loss for the nine months ended October 1, 2022 was ($20.4) million, or ($0.09) per share, compared to a net income in the prior year period of $13.1 million, or $0.06 per share. These results include stock-based compensation expense of $2.4 million and $1.2 million for the nine months ended October 1, 2022 and October 2, 2021, respectively.

As of October 1, 2022, cash, cash equivalents and restricted cash was $43.4 million, total assets were $77.0 million, working capital was $37.2 million, total debt was $8.0 million, and stockholders’ equity was $38.7 million.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, October 27, 2022 at 12:00 p.m. Eastern Time to review Netlist’s results for the third quarter ended October 1, 2022. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist provides high-performance solid-state drives and modular memory solutions to enterprise customers in diverse industries. The Company's NVMe™ SSDs in various capacities and form factors and the line of custom and specialty memory products bring industry-leading performance to server and storage appliance customers and cloud service providers. Netlist licenses its portfolio of intellectual property including patents, in server memory, hybrid memory and storage class memory, to companies that implement Netlist's technology. To learn more, visit www.netlist.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns or shutdowns, and travel restrictions resulting from the COVID-19 pandemic. The military conflict between Russia and Ukraine may increase the likelihood of supply interruptions. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on March 1, 2022, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:

The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	October 1,	January 1,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$23,342	$47,679
Restricted cash	20,100	10,800
Accounts receivable, net	10,668	12,727
Inventories	18,391	15,670
Prepaid expenses and other current assets	868	1,126
Total current assets	73,369	88,002

Property and equipment, net	1,166	989
Operating lease right-of-use assets	2,207	1,891
Other assets	297	294
Total assets	$77,039	$91,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,112	$25,887
Revolving line of credit	8,000	7,000
Accrued payroll and related liabilities	1,714	1,308
Accrued expenses and other current liabilities	2,374	632
Long-term debt due within one year	1	562
Total current liabilities	36,201	35,389
Operating lease liabilities	1,845	1,593
Other liabilities	317	152
Total liabilities	38,363	37,134

Commitments and contingencies

Stockholders' equity:
Preferred stock	—	—
Common stock	233	231
Additional paid-in capital	248,920	243,866
Accumulated deficit	(210,477)	(190,055)
Total stockholders' equity	38,676	54,042
Total liabilities and stockholders' equity	$77,039	$91,176

Netlist, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Net product sales	$34,424	$26,749	$139,982	$66,009
License fee	—	—	—	40,000
Net sales	34,424	26,749	139,982	106,009
Cost of sales(1)	32,244	24,241	129,691	59,135
Gross profit	2,180	2,508	10,291	46,874
Operating expenses:
Research and development(1)	2,550	2,038	7,679	5,222
Intellectual property legal fees	5,577	8,461	11,716	14,585
Selling, general and administrative(1)	3,767	2,590	11,429	7,639
Total operating expenses	11,894	13,089	30,824	27,446
Operating (loss) income	(9,714)	(10,581)	(20,533)	19,428
Other income (expense), net:
Interest income (expense), net	34	(125)	38	(417)
Other income (expense), net	82	(2)	74	641
Total other income (expense), net	116	(127)	112	224
(Loss) income before provision for income taxes	(9,598)	(10,708)	(20,421)	19,652
Provision for income taxes	—	—	1	6,601
Net (loss) income	$(9,598)	$(10,708)	$(20,422)	$13,051

Earninngs (loss) per common share:
Basic	$(0.04)	$(0.05)	$(0.09)	$0.06
Diluted	$(0.04)	$(0.05)	$(0.09)	$0.06
Weighted-average common shares outstanding:
Basic	231,739	224,020	231,194	215,135
Diluted	231,739	224,020	231,194	235,862

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$22	$2	$41	$9
Research and development	283	160	674	438
Selling, general and administrative	587	283	1,649	715
Total stock-based compensation	$892	$445	$2,364	$1,162